Exhibit 99.1

Janux Announces Encouraging Safety and Efficacy Data in Ongoing Dose Escalation Trials for PSMAxCD3-TRACTr JANX007 in mCRPC and EGFRxCD3-TRACTr JANX008 in Solid Tumors

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Emerging JANX007 data illustrate a potential best-in-class profile: promising efficacy with favorable safety profile in heavily pretreated subjects with late-stage mCRPC
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83% (5/6) of subjects achieved PSA50 declines with first step dose ≥ 0.2mg
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56% (10/18) of subjects achieved PSA50 declines with first dose ≥ 0.1mg
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No CRS greater than Grade 2 was observed in any cohort

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Early JANX008 data display differentiated safety and encouraging signs of efficacy in heavily pretreated subjects with different solid tumor types
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A subject with NSCLC achieved a RECIST PR maintained through 18-weeks with 100% target lung lesion reduction and elimination of liver metastasis with no CRS or TRAEs
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No CRS greater than Grade 1 observed in any cohort
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No treatment related SAEs or DLTs have been observed

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Janux to host virtual investor event today at 4:30 PM Eastern Time

SAN DIEGO, February 26, 2024 – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a clinical-stage biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms, today announced positive updated clinical data for both of its clinical programs. Janux will host a virtual event today at 4:30 PM ET. To register for the event, please click here.

“These clinical data show encouraging safety and efficacy with JANX007 in metastatic castration-resistant prostate cancer and with JANX008 in late-stage solid tumors. The clinical data provide compelling proof-of-concept for the TRACTr platform in a setting where many other approaches have failed due to material safety issues or lack of efficacy,” said David Campbell, Ph.D., President and CEO, Janux Therapeutics. “Our TRACTr platform provides an entry point to multiple, large solid tumor indications that are intractable with conventional TCE approaches. We look forward to continuing to advance these clinical trials and expanding to additional TCE targets, as we look to fulfill our mission to meaningfully address the unmet medical needs for cancer patients, especially those with late-stage disease.”

Updated interim clinical data for PSMA-TRACTr JANX007 in mCRPC as of February 12, 2024.

JANX007 is in a Phase 1a clinical trial in subjects with advanced or metastatic prostate cancer (mCRPC). The subjects enrolled in the trial were heavily pre-treated with a median of 4+ lines of therapy. As of February 12, 2024, 23 subjects were treated with JANX007 in the dose escalation portion of the Phase 1a clinical trial. An increasing depth of PSA declines and RECIST responses at higher doses were observed, while a favorable safety profile was maintained. At a starting dose ≥ 0.1 mg, 14 of 18 (78%) subjects achieved PSA30 declines and 10 of 18 (56%) subjects achieved PSA50 declines. At a starting step dose of ≥ 0.2 mg, 6 of 6 (100%) subjects achieved PSA30 declines and 5 of 6 (83%) subjects achieved PSA50 declines. Initial step doses of JANX007 ≥ 0.2 mg drove deeper and more durable PSA responses, including one subject that achieved a PSA90 decline.

Cytokine Release Syndrome (CRS) was observed to be temporary and mild, presenting only as low-grade 1 or 2 events, and was quickly managed with treatment. These incidents of CRS were mainly reported during the first treatment cycle, with no subsequent occurrences in later cycles. Similarly, the majority of treatment-related adverse events (TRAEs) not associated with CRS were of low severity (Grade 1 or 2)

and also primarily occurred in the initial cycle. There was a low incidence of Grade 3 TRAEs, and no Grade 4 or 5 events were observed. JANX007 has been administered at doses up to 3mg, significantly exceeding the anticipated maximum tolerable dose for the parental T cell engager, while the maximum tolerable dose for the TRACTr has not yet been established.

Based on this safety profile, we are continuing dose optimization for JANX007 with the goal of further deepening PSA responses, while maintaining a favorable safety profile. Janux anticipates providing an update on doses for expansion in the second half of 2024.

Interim clinical data for EGFR-TRACTr JANX008 in solid tumors as of February 12, 2024.

JANX008 is in a Phase 1a clinical trial in subjects with advanced or metastatic solid tumors known to express high levels of the EGFR target, including colorectal cancer (CRC), squamous cell carcinoma of the head and neck (SCCHN), non-small cell lung cancer (NSCLC), and renal cell carcinoma (RCC). As of February 12, 2024, 11 heavily pre-treated, late-stage subjects across all four tumor types have been enrolled. Encouraging signs of clinical activity were observed, while a favorable safety profile was maintained. In one subject with NSCLC treated with JANX008 at 0.15mg once-weekly , a confirmed partial response (PR) by RECIST criteria with 100% reduction of the target lung lesion and elimination of liver metastasis with no CRS or TRAEs has been observed. This subject remains on treatment and their PR has been maintained through their week-18 scan. One subject with RCC experienced a 12% reduction in the size of a large RCC mass and significant clinical benefit with Grade 1 CRS.

The early safety profile for JANX008 is consistent with the TRACTr design principles of tumor-specific activation while avoiding healthy tissue toxicity with a broadly expressed target. In the 11 subjects enrolled at doses up to 1.25mg, which is significantly above the projected maximum tolerable dose of the parental T cell engager, Grade 1 CRS was observed in only two subjects and no Grade 2 or higher CRS was seen. The majority of non-CRS TRAEs were also low-Grade 1 or 2 and occurred predominantly in cycle one. No treatment related serious adverse events or dose-limiting toxicities have been observed.

Based on this safety profile, we are continuing in the dose escalation and optimization portion of the trial for JANX008.

Webcast Information

Janux will host a live webcast today at 4:30 PM ET. A live question and answer session will follow the formal presentation. To register for the event, please click here. There will also be a dial-in:

USA & Canada - Toll-Free (800) 715-9871

International: 1 (646) 307-1963

Conference ID: 8772874

To access the live webcast, please visit the Investors section of the Company's website. A replay of the webcast presentation will be available on the Company's website at https://investors.januxrx.com for at least 30 days.

Janux’s TRACTr and TRACIr Pipeline

Janux’s first clinical candidate, JANX007, is a TRACTr that targets PSMA and is being investigated in a Phase 1 clinical trial in adult subjects with mCRPC. Janux’s second clinical candidate, JANX008, is a TRACTr that targets EGFR and is being studied in a Phase 1 clinical trial for the treatment of multiple solid cancers including non-small cell lung cancer, renal cell carcinoma, colorectal cancer, and squamous cell carcinoma of the head and neck. Janux is also applying its proprietary technology to develop a TRACTr designed to target TROP2, a clinically validated anti-tumor target that is overexpressed in various cancer types, such as breast, lung, urothelial, endometrial, ovarian, prostate, pancreatic, gastric, colon, head and neck, and glioma. Janux’s TRACIr drug candidate, JANX009, is designed for targeting both the programmed death-ligand 1 (PD-L1) receptor as well as the costimulatory CD28 receptor on T cells for the treatment of solid tumors. In addition to named programs, Janux is generating a number of unnamed TRACTr and TRACIr programs for potential future development.

About Janux Therapeutics

Janux is a clinical-stage biopharmaceutical company developing tumor-activated immunotherapies for cancer. Janux’s proprietary technology enabled the development of two distinct bispecific platforms: TRACTr and TRACIr. The goal of both platforms is to provide cancer patients with safe and effective therapeutics that direct and guide their immune system to eradicate tumors while minimizing safety concerns. Janux is currently developing a broad pipeline of TRACTr and TRACIr therapeutics directed at several targets to treat solid tumors. Janux has two TRACTr therapeutic candidates in clinical trials, the first targeting PSMA is in development for prostate cancer, and the second targeting EGFR is being developed for colorectal, lung, head and neck, and renal cancers. For more information, please visit www.januxrx.com and follow us on LinkedIn.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Janux’s ability to bring new treatments to cancer patients in need, expectations regarding the timing, scope and results of Janux’s development activities, including its ongoing and planned clinical trials and that the interim data results support continued clinical development of JANX007 and JANX008, and the potential benefits of Janux’s product candidates and platform technologies. Factors that may cause actual results to differ materially include the risk that interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data becomes available, the risk that compounds that appear promising in early research do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Janux may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Also, interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change following more comprehensive reviews of the data, as patient enrollment continues, and as more patient data become available. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties Janux faces, please refer to Janux’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Janux assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Andy Meyer

Janux Therapeutics

ameyer@januxrx.com

(202) 215-2579

Media:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

(858) 344-8091